Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172849

PROSPECTUS SUPPLEMENT

(To the Prospectus dated May 2, 2011)

1,159,445 Units

Units Consisting of Two Shares of Common Stock and One Warrant to Purchase One Share of Common Stock

We are offering 1,159,445 units at a purchase price of $9.00 per unit, with each unit consisting of two common voting shares, par value $0.001 per share (which we refer to as our common stock), and one warrant to purchase one share of common stock (and the shares of common stock issuable from time to time upon exercise of the offered warrants) pursuant to this prospectus supplement and the accompanying prospectus. The units may not be separated into the underlying shares of common stock and warrants until the earlier of (1) the exercise in full of the underwriters’ over-allotment option or (2) forty-five (45) days from the date of this prospectus supplement; and thereafter, the units may be separable only upon the request of a holder. Each warrant will have an initial exercise price of $5.63 per share, will be exercisable upon separation of the units and will expire on March 28, 2017.

Concurrently with the pricing of this offering, we completed a 1-for-6 reverse stock split of our common stock. Our common stock was previously quoted on the OTC Bulletin Board under the symbol “GALT.” We have received approval to list our common stock, units and warrants on The NASDAQ Capital Market under the symbols “GALT,” “GALTU” and “GALTW”, respectively. On March 22, 2012, the last reported sale price of our common stock on the OTC Bulletin Board was $5.94 per share (after giving effect to the reverse stock split).

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page S-19 of this prospectus supplement and on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$9.00	$10,435,005
Underwriting discount(1)	$0.63	$730,450
Proceeds, before expenses, to us	$8.37	$9,704,555
(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page S-46 of this prospectus supplement for a description of compensation payable to the underwriters.

The underwriters may also purchase up to an additional 173,916 units from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus supplement to cover over-allotments, if any.

The underwriters expect to deliver the units against payment therefor on or about March 28, 2012.

Aegis Capital Corp

March 22, 2012

Drugs that Inhibit Disease-Causing Galectin Proteins

1. Normal cells secrete small quantities of galectins

2. Increased levels of galectins are associated with diseases including cancer and fibrosis

3. Inhibition of galectins is associated with reduced disease pathology

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which is part of a shelf registration statement on Form S-3 (File No. 333-172849) that we filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, or the Securities Act. The accompanying prospectus gives more general information about securities we may offer from time to time, including the units, common stock and warrants in this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined together with all documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus we file with the SEC to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any free writing prospectus or of any sale of securities offered hereby. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and are seeking offers to buy, the units only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the units in certain jurisdictions or to certain persons within such jurisdictions may be restricted by law. Persons outside of the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the units and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to the “Company,” “we,” “us” and “our” refer to Galectin Therapeutics Inc. and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or our future financial performance and can be identified by the use of forward-looking terminology such as “project,” “may,” “could,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in these statements. The following are some of the important factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements:

•	We have incurred significant operating losses since our inception and cannot assure you that we will generate revenue or profit;

•

Although we believe that we have sufficient cash on hand to meet our financial and operating obligations through the first quarter of 2013, if we cannot obtain additional financing by the end of the first quarter of 2013, our operations may be restricted and we may ultimately be unable to continue to develop and potentially commercialize our product candidates;

•

We are subject to extensive and costly regulation by the U.S. Food and Drug Administration, or FDA, which must approve our product candidates in development and could restrict the sales and marketing of such products in development;

•	We may be unable to achieve commercial viability and acceptance of our proposed products;

•	We may be unable to improve upon, protect and/or enforce our intellectual property;

•	We may be unable to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates;

•	We are subject to significant competition;

•

As a publicly traded company, we may be required to implement additional and expensive finance and accounting systems, procedures and controls as we grow our business and organization to satisfy new reporting requirements, which will increase our costs and require additional management resources; and

•	The net proceeds from this offering may be invested in a way that does not yield a return, if any, that is favorable to us.

We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described above, those described in the “Risk Factors” section of this prospectus supplement and the other information in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2010.

We cannot assure you that we have identified all of the factors that create uncertainties. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. You should not place undue reliance on forward-looking statements.

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the information incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may change. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. We qualify all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus and particularly our forward-looking statements, by these cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement and our consolidated financial statements and the related notes and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Business Overview

We are a development-stage company engaged in drug development to create new therapies for cancer and fibrotic disease. Our drug candidates are based on our method of targeting galectin proteins, which are key mediators of biologic and pathologic function. We use naturally occurring plant materials to create complex carbohydrates with specific molecular weights and pharmaceutical properties. Using these unique carbohydrate-based candidate compounds that bind and inhibit galectin proteins, we are undertaking the pursuit of therapies for indications where galectins have a demonstrated role in the pathogenesis of a given disease. We focus on diseases with serious, life-threatening consequences to patients and those where current treatment options are limited. Our strategy is to establish clinical development programs that add value to our business in the shortest period of time possible and to seek strategic partners when a program becomes advanced and requires additional resources.

We attempt to leverage our scientific and development expertise as well as established relationships with outside sources to achieve cost-effective and efficient development. We are pursuing a development pathway to clinical enhancement and commercialization for our lead compounds in immune enhancement for cancer therapy as well as in both liver fibrosis and fatty liver disease. All of our proposed products are presently in development, including pre-clinical and clinical trials.

Drug Compounds

We have two compounds in development, one intended to be used in cancer therapy and the other intended to be used in the treatment of liver fibrosis and fatty liver disease. These two compounds are produced from completely different natural starting materials, both possessing the property which lends itself to binding to and inhibiting galectin proteins. GM-CT-01, our lead product candidate for cancer therapy, is a proprietary linear polysaccharide polymer comprised of mannose and galactose that has a precisely defined chemical structure and is derived from a plant source. GR-MD-02, our lead product for treatment of liver fibrosis and fatty liver disease with inflammation and fibrosis, is a proprietary complex polysaccharide polymer possessing both linear and globular structures, which also is derived from a plant source.

We believe the mechanism of action for GM-CT-01 and GR-MD-02 is based upon interaction with, and inhibition of, galectin proteins, which are expressed at high levels in certain pathological states including inflammation, fibrosis and cancer. While GM-CT-01 and GR-MD-02 are capable of binding to multiple galectin proteins, we believe that they have the greatest affinity for galectin-3, the most prominent galectin implicated in pathological processes. Blocking galectin in cancer and liver fibrosis has specific salutary effects on the disease process, as discussed below.

Galectin Inhibition in Cancer Therapy

We believe the potential exists for galectin inhibition to play an important role in cancer therapy. Galectin proteins, particularly galectin-1 and galectin-3, have been shown to be highly expressed in the majority of cancers and have multiple roles in promoting cancer progression, including tumor cell invasion, metastasis, angiogenesis, and tumor evasion of the immune system. GM-CT-01 has progressed in development for the therapy of colorectal cancer and is currently in a Phase I/II clinical trial as a combination therapy with a tumor vaccine in patients with advanced melanoma. The current developmental approach for GM-CT-01 is to enhance the activity of the immune system against the cancer.

We believe the potential exists for galectin inhibition to play a key role in the burgeoning area of cancer immunotherapy. For example, there have been two recent approvals of drugs for using the patient’s immune system to fight cancer, Provenge (Dendreon; a dendritic cell tumor vaccine) and Yervoy (BMS; a monoclonal inhibitor of CTLA4, which activates cytotoxic T-cells). With many additional vaccines and immune stimulatory agents in development, industry analysts forecast that this market could grow to over $7 billion by 2015. It is our goal to produce an effective galectin inhibitor that enhances the immune system’s ability to fight cancer and, most important, that complements other approaches to this type of therapy.

The role of galectins in cancer immunotherapy can be understood through the “Galectin Effect”, a recent discovery of how tumors avoid the body’s own immune system. Our current program to block the “Galectin Effect” is based on the research of Dr. Pierre van der Bruggen (of the Ludwig Institute of Cancer Research in Brussels, Belgium), demonstrating that galectin-3, which is produced by the vast majority of human cancers, binds to and blocks the actions of tumor-infiltrating T-lymphocytes, the major immune cell in the body’s defense against cancers (see figure of “Galectin Effect” below). Based on these results, we believe that the body’s immune cells are unable to attack and kill tumor cells in the presence of galectins. Using this approach, the mechanism of action for GM-CT-01 seeks to block galectins and, in turn, restore the ability of the T-lymphocytes to kill tumor cells.

We recently initiated a Phase I/II clinical trial of GM-CT-01 in Belgium in combination with a tumor vaccine in patients with advanced melanoma, a deadly skin cancer. The Belgian Federal Agency of Medicine and Health Products, or FAMHP, granted approval for this clinical trial, which is being conducted at three centers in Belgium and one in Luxembourg. The operational conduct of the trial is under the control of the Cancer Centre at the Cliniques Universitaires Saint-Luc and the Ludwig Institute for Cancer Research. The study has been initiated and patients are beginning to be enrolled. We expect the first patient to be enrolled in March or April of 2012. We expect the first stage of this trial (involving 12 evaluable patients) to be completed within a year of enrollment of the first patient and that it will provide data that could deliver an indication of efficacy. Depending on the results of Stage 1, the study could continue enrollment to complete Stage 2 (46 total patients), initiate a new Phase II trial based on positive results or be halted because of lack of efficacy. Stage 1 of the trial is being funded by the Cancer Centre at the Cliniques Universitaires Saint-Luc and Stage 2 will require funding from the Company, currently estimated at approximately $1 million. Positive results from this study could indicate that this approach of inhibiting the “Galectin Effect” would be an enabling technology for therapy in other tumor types. The Phase I/II clinical trial in Belgium is not being conducted under an FDA-approved IND, but there is an open IND under the FDA for GM-CT-01.

There are two additional pathways for the development of GM-CT-01 for use in treatment of cancer. GM-CT-01 was found to be generally safe when studied in a Phase I clinical trial in end-stage cancer patients with multiple tumor types alone and in combination with 5-Fluorouracil (5-FU), which is an FDA-approved chemotherapy used for treatment of various types of cancer. Three Phase II studies were conducted, but were only partially completed due to financing issues. DAVFU-003 was a Phase II, multi-center, open-label trial in end-stage, line 3/4 metastatic colorectal cancer patients, who were treated with a combination of GM-CT-01 and 5-FU. In the 20 enrolled patients, the median survival was 6.7 months and there was a notable reduction in the expected adverse events related to 5-FU therapy.

DAVFU-003 was terminated in 2007. Although only partially completed, when compared to historical controls, the data collected for DAVFU-003 suggested a favorable effect of the therapy, since the controls had an overall survival of 4.6 months. DAVFU-006 was a Phase II, open-label clinical trial in line 1 patients with locally advanced and unresectable or metastatic colorectal cancer (who were unable to tolerate intensive chemotherapy), who were treated with a regimen of GM-CT-01, 5-FU, leucovorin and Avastin®. Ten patients were enrolled in this study. DAVFU-006 was terminated in March 2010. Finally, DAVFU-007 was a Phase II, multi-center, open-label clinical trial to evaluate the efficacy and safety of GM-CT-01 in combination with 5-FU when administered as first line chemotherapy in patients with advanced biliary cancer. Seventeen patients were enrolled in this study. This study was stopped in March 2010.

It was notable in these four studies that, when the results of adverse events were pooled, there appeared to be a marked reduction in the severity of 5-FU related adverse events when compared to historical controls. To examine 5-FU related side effects in patients receiving GM-CT-01 in all of the clinical trials, a post-hoc analysis was conducted of adverse events typically related to 5-FU including, diarrhea, nausea and vomiting, mucositis and neutropenia/leukopenia. Studies for comparison to our data were culled from the literature, providing a broad spectrum of 1128 patients treated with 5-FU (see table below). Comparison of adverse events between the literature-derived patients and the 57 patients in our clinical trials that received 5-FU with full dose GM-CT-01 demonstrates that patients in our trials had a markedly lower grade: 3/4 adverse events for all of the 5-FU related toxicities. These data suggest that GM-CT-01 may ameliorate toxicities related to 5-FU, which are important limiting events in cancer chemotherapy.

Event in percent of patients (%)	Kabbinavar 5-FU/LV	Cunningham 5-FU/LV	Bolus 5-FU/LV	5-FU/LV (Mayo)	5-FU+GM-CT-01
	N=104	N=212	N=219	N=593	N=57
Adverse Events	Grade 3-4 (%)	Grade 3-4 (%)	Grade 3-4 (%)	Grade 3-4 (%)	Grade 3-4 (%)
Diarrhea	40	14	13	12	0
Nausea/Vomiting	NR	9	4	7	<2
Mucositis	NR	22	17	NR	<2
Neutropenia/ Leukopenia	7	7	67	21	<2

Data on 5-FU adverse events in the above table were compiled from the following references:

1.	Rothenberg ML, et al. J Clin Oncol 19(18):3801-7, 2001.
2.	Chiara S, et al. Cancer Chemother Pharmacol 42 (4): 336-40, 1998.
3.	Goldberg RM, et al. J Clin Oncol 15 (11): 3320-9, 1997.
4.	Sloan JA, et al. J Clin Oncol 20(6):1491-8, 2002.
5.	Tsalic M, et al. Am J Clin Oncol 26(1): 103-6, 2003.
6.	Kabbinavar, FF, et al J Clin Oncol 23:3697-370, 2005.
7.	Cunningham, D, et. al. Ann Oncol 7:961-965, 1996.

Based on these completed Phase I and partially completed Phase II clinical trials, we are exploring two additional potential indicia for the use of GM-CT-01 in combination with cancer chemotherapy:

•

We are seeking potential strategic partners to assist in researching the use of GM-CT-01 in the amelioration of 5-FU related side effects. Such a partnership would permit additional clinical trials in the U.S., which would not be started until a partnership was consummated; and

•

We are attempting to gain regulatory approval of GM-CT-01 for use in combination with 5-FU for metastatic colorectal cancer in Colombia. This approach was recommended to the Company by key oncology opinion leaders in Colombia and by PROCAPS S.A., a Colombia-based pharmaceutical company. While Colombian marketing is not a central component of our overall corporate strategy, it could potentially help us to generate revenue in 2012 to support development programs, reduce the amount of capital we would need to raise in future equity offerings and gain additional clinical experience with GM-CT-01. There can be no assurance that we will receive regulatory approval of GM-CT-01 in Colombia, particularly since there has been no approval of GM-CT-01 in a major region such as the U.S. or Europe. Moreover, even if we receive approval in Colombia, we cannot assure you that our approach will yield successful results or that we will generate any revenue or lead to approval in any other countries, including the United States.

Liver Fibrosis: New Approach for an Unmet Medical Need

The second main initiative in our development strategy is the application of galectin inhibition in connection with liver fibrosis, a condition that leads to cirrhosis. Currently, nearly 500,000 patients have cirrhosis with nearly 50,000 losing their lives yearly in the United States, while only 6,200 were saved by liver transplantation at a cost of $350,000 per transplantation. In addition, the National Institute of Health estimates that 9 million to 15 million Americans are affected by a form of liver fibrosis known as non-alcoholic steatohepatitis, or NASH. NASH (also known as fatty liver disease) is a liver disease characterized by the accumulation of fat in the liver with associated inflammation and fibrosis that can lead to end-stage cirrhosis requiring a liver transplantation. The NIH forecasts that the number of Americans affected by NASH is growing due to obesity and diabetes, and that NASH is an epidemic which has the potential to become the leading cause of liver cirrhosis and liver transplantation in the future. To the best of our knowledge, there are currently no therapies on the market for NASH or other forms of liver fibrosis.

We believe that GR-MD-02 has the potential to treat NASH and other forms of liver fibrosis. The driving factor for our commitment to galectin inhibition for fibrosis is scientific evidence that strongly suggests that galectin-3 is essential for the development of liver fibrosis in animals. Published data show that mice lacking the galectin-3 gene are incapable of developing liver fibrosis in response to toxin insult to the liver and in fatty liver disease. Moreover, mice that do not have the galectin-3 gene are resistant to lung and kidney fibrosis.

We have evaluated the ability of GR-MD-02 to block galectin-3 in animal models of liver fibrosis, the conclusions of which yielded positive results. In the figure below, the microscopic section on the left shows a rat liver that was treated with a chemical toxin for eight weeks, which induced liver fibrosis and then was given a placebo for four weeks. The reddish scars that marble the tissue in this rat liver are indicative of severe fibrosis. In contrast, the figure on the right shows a microscopic section of a rat liver that was treated with the same chemical toxin for eight weeks and then given GR-MD-02 for four weeks. We believe that the lack of scar tissue seen in the figure on the right indicates that treatment with GR-MD-02 is able to reverse and prevent the development of scar tissue in the liver. These experiments, along with several others that include human liver cells, have identified what we believe to be the mechanism of action for the creation of fibrotic scar tissue in the liver.

Recently, we presented pre-clinical data at the European Society for the Study of the Liver in Lisbon, Portugal, which data demonstrated that GR-MD-02 reversed NASH-induced fibrosis in the liver of mice. The animal model used was analogous to that of humans, in that the mice were given diabetes and then subsequently fed a high-fat diet, both conditions associated with the human disease. The figure below shows that there is a reduction in fat accumulation, hepatocyte degeneration and inflammation in the liver histology on the left after 4 weeks of treatment with GR-MD-02, which was administered twice a week. The significant improvement is confirmed using a standard NASH grading system as shown in the graph on the right of the figure.

In the next figure, the percent of collagen in the livers (fibrotic tissue as demonstrated by percent Sirius red staining) was reduced by treatment with GR-MD-02 to levels equivalent to normal levels irrespective of whether treatment was started early (before fibrosis developed) or late (after the development of fibrosis). These effects in the NASH mice were independent of serum glucose and lipid levels, which were elevated in all animals. In addition, the galectin-3 levels in the liver tissue were markedly reduced by the therapy, indicating the proposed mechanism of inhibiting galectin-3 is likely operative.

In summary, our pre-clinical data show that GR-MD-02 may have a therapeutic effect on liver fibrosis as shown in several relevant animal models. Therefore, we chose GR-MD-02 as the lead candidate in a development program targeted initially at fibrotic liver disease associated with NASH. GR-MD-02 is currently being evaluated in pre-clinical toxicology and pharmacology studies with the aim of obtaining an IND from the FDA by the end of 2012 for initiating human studies in patients with NASH. We will seek to gain FDA approval for Phase I and Phase II studies of GR-MD-02 in NASH as well as other indications in diseases with liver fibrosis.

Certain Contractual Arrangements

The 10X Fund, L.P. owns all of our issued and outstanding Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (together, the Series B Preferred Stock). As a holder of Series B Preferred Stock, the 10X Fund is entitled to various rights with respect to our corporate governance. See “Risk Factors—Risks Related to Our Common Stock and this Offering—One investor and certain of our directors, by virtue of ownership of our securities and related rights, may be able to control the Company” in this prospectus supplement.

In February 2009, we entered into a separation agreement in connection with the resignation of David Platt, Ph.D., our former Chief Executive Officer and Chairman of the Board of Directors. This separation agreement provides, among other things, for the deferral of a $1.0 million severance payment, due to Dr. Platt under his employment agreement, for six (6) months following (1) the renewed listing of our securities on a national securities exchange and (2) our achieving a market capitalization of $100 million.

Recent Developments

Reverse Stock Split and NASDAQ Capital Market Listing

Concurrently with the pricing of this offering, we completed a 1-for-6 reverse stock split of our common stock and received approval to begin trading our common stock on The NASDAQ Capital Market. In connection with the reverse stock split, we amended our articles of incorporation to decrease the number of shares of authorized common stock from 300,000,000 shares to 50,000,000 shares.

Changes to Management

On March 2, 2012, we entered into a consulting agreement with Thomas A. McGauley, pursuant to which Mr. McGauley will serve as our Acting Chief Financial Officer, effective March 6, 2012. Mr. McGauley will serve as Acting Chief Financial Officer until the earlier of September 30, 2012 and the time upon which a permanent Chief Financial Officer can be found. Mr. McGauley replaces Anthony D. Squeglia, who stepped down from his current role as our Chief Financial Officer and left the Company upon the expiration of his executive employment agreement on March 6, 2012.

In addition, on March 1, 2012, we extended the term of our employment agreement with Maureen E. Foley, our Chief Operating Officer, until June 30, 2012.

Cancer Program

•

On December 8, 2011, we, the Cancer Centre at the Cliniques Universitaires Saint-Luc and the Ludwig Institute for Cancer Research, or LICR, announced the initiation of a Phase 1/2 safety and efficacy trial testing a novel treatment combination in patients with advanced metastatic melanoma. The Belgian Federal Agency of Medicine and Health Products, or FAMHP, granted approval to evaluate GM-CT-01 together with an LICR peptide vaccine. The trial will enroll up to 46 patients from four clinical centers in Belgium and Luxembourg.

•

On October 18, 2011, we entered into a Collaboration, Supply, Marketing and Distribution Agreement (which supersedes a March 2010 definitive term sheet) which grants PROCAPS exclusive rights to market and sell GM-CT-01 in Colombia. PROCAPS is a large, international, privately-held pharmaceutical company based in Barranquilla, Colombia. Under terms of the agreement, PROCAPS is responsible for obtaining regulatory and pricing approval in Colombia. PROCAPS also will be responsible for the vial filling, packaging, marketing and distribution of GM-CT-01 in the region. In October 2010, we received a payment of $200,000 and shipped GM-CT-01 to PROCAPS to be used by PROCAPS to qualify its vial filling process and to replicate our stability study.

Liver Fibrosis Program

•

Between June 2011 and February 2012, we conducted pre-clinical experiments to directly compare the utility of GM-CT-01 and GR-MD-02 in the treatment of experimental fibrosis. The pre-clinical results showed that GR-MD-02 was the superior drug and, therefore, has been named the lead product candidate for the treatment of liver fibrosis and fatty liver disease, while GM-CT-01 remains the lead product candidate for cancer therapy. Pre-clinical toxicology studies of GR-MD-02 are currently in progress and we plan to file an IND for GR-MD-02 in NASH and liver fibrosis by the end of 2012. In addition, a Phase I clinical trial in NASH is planned to begin in the first quarter of 2013 with top line results expected in the third quarter of 2013 and Phase II studies in NASH and post-transplantation fibrosis to follow.

•

In December 2011, we presented our preclinical and animal experimental results at the European Association for the Study of the Liver demonstrating that GR-MD-02 was effective in reducing pathology in a mouse model of NASH, including a reduction in liver cell fat, necrosis, inflammation and collagen deposition. We believe these results establish GR-MD-02 as a candidate for NASH therapy, a large unmet medical need.

•

In October 2011, we announced the formation of a clinical trial advisory group composed of representatives from liver centers of Massachusetts General Hospital (Harvard), Mount Sinai School of Medicine, University of Pennsylvania, Emory University, the University of Michigan and University of Wisconsin.

•

In December 2010, we announced an extension of our research collaboration with Mount Sinai School of Medicine which began in 2006 to evaluate, in pre-clinical models, the anti-fibrotic effects of several of our novel, galectin-targeting compounds.

Risks

We are a development-stage company and have not generated any revenues to date. Since our inception, we have incurred net losses in each year of operation. Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to invest in the units, including our common stock and the warrants, offered hereby. In particular, you should carefully consider the following risks, which are discussed more fully under “Risk Factors” beginning on page S-19 of this prospectus supplement.

•	We have incurred net losses to date, and if we do not raise additional capital by the end of the first quarter of 2013, we may not be able to develop our product candidates.

•	We are a development-stage company and have not yet generated any revenue.

•

We are largely dependent on the success of our two lead product candidates, GM-CT-01 and GR-MD-02 and we cannot be certain that these product candidates will receive regulatory approval or be successfully commercialized.

•	Even if we receive regulatory approval, we may be unable to commercialize our product candidates.

•	Performance milestones may not occur as contemplated by the agreement with PROCAPS.

•	There are risks associated with our reliance on third parties to conduct trial protocols, including arranging for and monitoring the clinical trials and collecting and analyzing data.

•	There are risks associated with our reliance on third parties for manufacturing, marketing, sales, managed care and distribution infrastructure and channels.

•

We are exposed to product liability, pre-clinical and clinical liability risks, which could place a financial burden upon us, should we be sued, because we do not currently have product liability insurance beyond our general insurance coverage.

•	We face intense competition in the biotechnology and pharmaceutical industries.

•

The market for our proposed products is rapidly changing and competitive, and new drugs and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

•	Our lack of operating experience may cause us difficulty in managing our growth.

•	We depend on key individuals to develop our products and core technologies and pursue collaborative relationships.

•	We may be unable to comply with our reporting and other requirements under federal securities laws.

•	We will need regulatory approvals to commercialize our products.

•

Even if we obtain regulatory approvals, our marketed drugs will be subject to ongoing regulatory review. If we fail to comply with ongoing regulatory requirements, we could lose our approvals to market drugs, in which case our business would be materially adversely affected.

•

The drug development process to obtain FDA approval is very costly and time consuming and if we cannot complete our clinical trials in a cost-effective manner, our results of operations may be adversely affected.

•

If users of our proposed products are unable to obtain adequate reimbursement from third-party payers, market acceptance of our proposed products may be limited and we may not achieve revenues or profits.

•	Data obtained from clinical trials may be negative or inconclusive, and are susceptible to varying interpretations, which could delay, limit or prevent regulatory clearances.

•	We will need to obtain FDA approval of any proposed product brand names, and any failure or delay associated with such approval may adversely impact our business.

•	Our competitive position is contingent upon the protection of our intellectual property.

•

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

•

Obtaining and maintaining our patent protection depends upon compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

•	Our failure to secure trademark registration could adversely affect our ability to market our product candidates and our business.

•

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impede our ability to compete.

•	We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

•	The market price of our common stock may be volatile and adversely affected by several factors.

•

Our board of directors has the power to designate, without stockholder approval, additional series of preferred stock, the shares of which could be senior to our common stock and be entitled to conversion or voting rights that adversely affect the holders of our common stock.

•	Nevada law and our charter documents could make it more difficult for a third party to acquire us and discourage a takeover, which could depress the trading price of our common stock.

•	One investor and certain directors, by virtue of ownership of our securities and related rights, may be able to control the Company.

•	You will experience immediate dilution in the net tangible book value per share of the common stock included in the units you purchase.

•	We may issue additional common stock, which might dilute the net tangible book value per share of our common stock.

•	A sale of a substantial number of shares of the common stock may cause the price of our common stock to decline.

•	Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

•

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on your investment in the units may be limited to the market price of our common stock.

•

Our shares of common stock and warrants may be thinly traded, so you may be unable to sell at or near ask prices or even at all if you need to sell your shares or warrants to raise money or otherwise desire to liquidate your shares or warrants.

•	There is presently no public market for the units and the warrants to purchase common stock being sold in this offering.

•	We cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market.

•	There can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

•	The reverse stock split may decrease the liquidity of the shares of our common stock.

•

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Corporate Information

DTR-Med Pharma Corp., or DTR, was incorporated in Nevada on January 26, 2001. On April 25, 2001, DTR entered into a stock exchange agreement with Pro-Pharmaceuticals, Inc., a Massachusetts corporation, whereby DTR acquired all of the outstanding shares of common stock of Pro-Pharmaceuticals, Inc. On May 10, 2001, DTR changed its name to “Pro-Pharmaceuticals, Inc.” and on June 7, 2001, the Massachusetts corporation was merged into the Nevada corporation. On May 26, 2011, Pro-Pharmaceuticals, Inc. changed its name to “Galectin Therapeutics Inc.”

Our principal executive office is located at 7 Wells Avenue, Newton, Massachusetts 02459. Our telephone number is (617) 559-0033 and our website address is www.galectintherapeutics.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus supplement or the accompanying prospectus.

The Offering

Securities offered by us	1,159,445 units, each unit consisting of two shares of common stock and a warrant to purchase one share of common stock. The units may not be separated into the underlying shares of common stock and warrants until the earlier of (1) the exercise in full of the underwriters’ over-allotment option or (2) forty-five (45) days from the date of this prospectus supplement; and thereafter, the units may be separable only upon the request of a holder. Each warrant will have an initial exercise price of $5.63 per share, will be exercisable upon separation of the units and will expire on March 28, 2017.

Common stock to be outstanding after this offering	15,239,983 shares or 16,399,428 shares if the warrants sold in this offering are exercised in full.

Warrants	Warrants to purchase an aggregate of shares of common stock will be offered as part of the units being sold in this offering.

Warrant exercise price	The initial exercise price of the warrants is $5.63 per share.

Anti-dilution	The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Use of proceeds	We intend to use the net proceeds from this offering to fund our research and development activities and for working capital and other general corporate purposes and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated. See “Use of Proceeds” on page S-38.

Purposes of this Offering	We believe that being listed on The NASDAQ Capital Market and having additional cash on-hand to fund our research and development activities will broaden our shareholder base and provide increased liquidity for our shareholders.

Risk factors	See “Risk Factors” beginning on page S-19 of this prospectus supplement and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our securities.

The NASDAQ Capital Market trading symbols	Common stock – “GALT”

Units – “GALTU”

Warrants – “GALTW”

Unless we indicate otherwise, all information in this prospectus supplement: (1) reflects a 1-for-6 reverse stock split of our authorized and issued and outstanding shares of common stock, options and warrants effected on March 22, 2012 and the corresponding adjustment of all common stock price per share and stock option and warrant exercise price data; (2) is based on 12,921,093 shares of common stock issued and outstanding as of March 22, 2012; (3) assumes no exercise by the underwriters of their option to purchase up to an additional 173,916 units to cover over-allotments, if any; (4) excludes 2,627,110 shares of common stock issuable upon conversion of outstanding convertible preferred stock; (5) excludes 2,997,468 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $6.84 per share as of March 22, 2012, with 2,014,214 options remaining available for future grant under such plans; and (6) excludes 6,072,837 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.27 per share as of March 22, 2012.

RISK FACTORS

An investment in the units, including our common stock and the warrants, offered hereby involves a high degree of risk. You should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all such factors.

If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose all or part of your investment.

In assessing these risks, you should also refer to the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes.

Risks Related to Our Business

We have incurred net losses to date, and if we do not raise additional capital by the end of the first quarter of 2013, we may not be able to develop our product candidates.

We have incurred net losses in each year of operation since our inception in July 2000. Our accumulated deficit as of September 30, 2011 was approximately $65.4 million and our cumulative net loss applicable to common stockholders as of September 30, 2011 was approximately $65.7 million. Based on approximately $7.9 million of unrestricted cash as of September 30, 2011, we believe that we have sufficient cash to meet our financial and operating obligations through the first quarter of 2013. We will require additional financing by the end of the first quarter of 2013 to fund our operations and believe that we will be able to obtain such financing. We may raise capital through public or private equity financings, partnerships, debt financings, bank borrowings or other sources. However, there can be no assurance that additional funding will be available on favorable terms or even at all. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, our equity holders may experience dilution of their proportionate ownership of the company. If we cannot obtain additional financing by the end of the first quarter of 2013, our operations may be restricted and we may ultimately be unable to continue to develop and potentially commercialize our product candidates.

We are a development-stage company and have not yet generated any revenue.

We are a development-stage company and have not generated any revenues to date. We granted PROCAPS exclusive rights to market and sell GM-CT-01 to treat cancer patients in

Colombia, South America, which we refer to as the PROCAPS Channel. In addition, there is no assurance that we will obtain FDA approval of GM-CT-01, GR-MD-02 or any other of our products in development to market products in the United States and, even if we do so, that we will generate revenue sufficient to become profitable. Our failure to generate revenue and profit would lead to a loss of your investment.

We are largely dependent on the success of our two lead product candidates, GM-CT-01 and GR-MD-02 and we cannot be certain that these product candidates will receive regulatory approval or be successfully commercialized.

We currently have no products for sale and we cannot guarantee that we will ever have any drug products approved for sale. We and our product candidates are subject to extensive regulation by the FDA and comparable regulatory authorities in other countries governing, among other things, research, testing, clinical trials, manufacturing, labeling, promotion, selling, adverse event reporting and recordkeeping. We are not permitted to market any of our product candidates in or outside the United States until we receive approval of a new drug application for a product candidate from the FDA or the equivalent approval from a foreign regulatory authority. Obtaining FDA approval is a lengthy, expensive and uncertain process.

Before obtaining regulatory approval for the sale of any drug candidate, we must conduct extensive pre-clinical studies and clinical trials to demonstrate the safety and efficacy of our product candidates in humans.

GM-CT-01, our lead product candidate, is currently in human clinical trials in Belgium for use in combination with peptide vaccine for therapy of metastatic melanoma. We are attempting to gain regulatory approval in Colombia of GM-CT-01 for use in combination with 5-FU for metastatic colorectal cancer. While Colombian marketing is not a central component of our overall corporate strategy, it could help us to obtain revenue in 2012 to support development programs, reduce the amount of capital we would need to raise in future equity offerings and gain additional clinical experience with GM-CT-01. There can be no assurance that we will receive regulatory approval of GM-CT-01 in Colombia, particularly since there has been no approval of GM-CT-01 in a major region such as the U.S. or Europe. Moreover, even if we receive approval in Colombia, we cannot assure you that our approach will yield successful results or that we will generate any revenue, or that we will obtain approval in other countries.

There are currently no FDA clinical trials underway for GM-CT-01. We are seeking strategic partners to explore possible FDA clinical trials to study the use of GM-CT-01 in the amelioration of 5-FU related side effects. The Phase I/II clinical trial in Belgium is being conducted under an IMPD from the EMA.

GR-MD-02 is currently being evaluated in pre-clinical toxicology and pharmacology studies with the aim of obtaining an IND from the FDA by the end of 2012 for initiating human clinical trials in patients with NASH. Pre-clinical studies and clinical trials are expensive, time-consuming and ultimately may not be successful. The results of pre-clinical and initial clinical testing of these products may not necessarily indicate the results that will be obtained from later or more extensive testing. Also, it is possible to suffer significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. For example, even though GM-CT-01 progressed successfully through Phase I and was progressing successfully through Phase II human trials (which were only partially completed due to financing issues), it may fail in Phase III trials or in later stages of development. We will engage others to conduct our clinical trials, including clinical research organizations and, possibly, government-sponsored agencies. Pre-clinical studies and clinical trials may not start or be completed as we forecast and may not achieve the desired results. The time required to obtain FDA and other approvals is unpredictable but often can take years following the commencement of clinical trials, depending upon the complexity of the drug candidate.

Even if we receive regulatory approval, we may be unable to commercialize our product candidates.

Even if GM-CT-01, GR-MD-02 and other anticipated product candidates achieve positive results in clinical trials, we may be unable to commercialize them. Although we anticipate receipt of regulatory approvals in connection with the PROCAPS Channel, there is no assurance that such approvals will be obtained. The availability of government and third party payor reimbursement, and pricing, especially compared to competitor products, could affect our ability to commercialize our product candidates. Our general inability to obtain necessary regulatory approvals and, if obtained, to commercialize our products would substantially impair our viability.

Performance milestones may not occur as contemplated by the agreement with PROCAPS.

As our arrangement with PROCAPS is a collaboration and because collaborations take place over time, milestone and performance risks are inherent and performance milestones may not occur as contemplated in our agreement.

There are risks associated with our reliance on third parties to conduct trial protocols, including arranging for and monitoring the clinical trials and collecting and analyzing data.

As we develop products eligible for clinical trials, including GM-CT-01 and GR-MD-02, we will contract with independent parties to assist us in the design of the trial protocols, arrange for and monitor the clinical trials, collect data and analyze data. In addition, certain clinical trials for our products may be conducted by government-sponsored agencies and will be dependent on governmental participation and funding. Our dependence on independent parties and clinical sites involves risks including reduced control over the timing in addition to other aspects of our clinical trials.

There are risks associated with our reliance on third parties for manufacturing, marketing, sales, managed care and distribution infrastructure and channels.

We do not have, and do not now intend to develop, facilities for the manufacture of any of our products for clinical or commercial production. At this time, we are not a party to any long-term agreement with any of our suppliers, and accordingly, our products are manufactured on a purchase-order basis from one of two primary suppliers. We are developing relationships with manufacturers and will enter into collaborative arrangements with licensees or, conversely, will have other vendors manufacture our products on a contract basis. We expect to depend on such collaborators to supply us with products that are manufactured in compliance with standards imposed by the FDA and foreign regulators. Our failure to secure these arrangements as needed could have a materially adverse effect on our ability to complete the development of our product candidates or, if we obtain regulatory approval for our product candidates, to commercialize them.

We have limited experience in marketing, sales or distribution and we do not intend to develop a sales and marketing infrastructure to commercialize our pharmaceutical products. If we develop commercial products, we will need to rely on licensees, collaborators, joint venture partners or independent distributors to market and sell such products. Thus, we expect that we will be required to enter into agreements with commercial partners to engage in sales, marketing and distribution efforts around our products in development. We may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, such third parties may have similar or more established relationships with our competitors. If we do not enter into relationships with third parties for the sales and marketing of our proposed products, we will need to develop our own sales and marketing capabilities.

Even if engaged, these distributors may:

•	fail to satisfy financial or contractual obligations to us;

•	fail to adequately market our products;

•	cease operations with little or no notice to us; or

•	offer, design, manufacture or promote competing formulations or products.

If we fail to develop sales, managed care, marketing and distribution channels, we would experience delays in generating sales and incur increased costs, which would harm our financial results.

We are exposed to product liability, pre-clinical and clinical liability risks, which could place a financial burden upon us, should we be sued, because we do not currently have product liability insurance beyond our general insurance coverage.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical formulations and products; accordingly, claims may be asserted against us. In addition, the use in our clinical trials of pharmaceutical formulations and products that our potential collaborators may develop and the subsequent sale of such formulations or products by us or our potential collaborators may cause us to assume a portion of or all of the product liability risks. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

Because we do not currently have any FDA-approved products or formulations, we do not currently have any product liability insurance covering commercialized products. We may not be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or such insurance may not provide adequate coverage against our potential liabilities. Furthermore, our current and potential partners with whom we have collaborative agreements or our future licensees may not be willing to indemnify us against these types of liabilities and may not, themselves, be sufficiently insured or have sufficient liquidity to satisfy any product liability claims. Claims or losses in excess of any product liability insurance coverage that may be obtained by us could have a material adverse effect on our business, financial condition and results of operations.

We face intense competition in the biotechnology and pharmaceutical industries.

The biotechnology and pharmaceutical industries are intensely competitive. We face direct competition from U.S. and foreign companies focusing on pharmaceutical products, which are rapidly evolving. Our competitors include major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors possess greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations than we possess. In addition, academic and government institutions are increasingly likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products based on technology developed at such institutions. Our competitors may succeed in developing or licensing technologies and products that are more effective, or succeed in obtaining FDA or other regulatory approvals for product candidates before we do. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors’ financial, marketing, manufacturing and other resources.

The market for our proposed products is rapidly changing and competitive, and new drugs and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Developments by others may render our proposed products noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase.

As a pre-revenue company engaged in the development of drug technologies, our resources are limited and we may experience technical challenges inherent in such technologies. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic effects compared to our proposed products. Our competitors may develop drugs that are safer, more effective and less costly than our proposed products and, therefore, present a serious competitive threat to us.

The potential widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our proposed products, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medications. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of these competitive drugs may limit the potential for our technologies, formulations and products to receive widespread acceptance even if commercialized.

Our lack of operating experience may cause us difficulty in managing our growth.

We have limited experience in manufacturing or procuring products in commercial quantities, conducting other later-stage phases of the regulatory approval process, selling pharmaceutical products, or negotiating, establishing and maintaining strategic relationships. Although we have engaged a number of consultants to assist us, any additional growth may require us to expand our management, operational and financial systems and controls. If we are unable to do so, our business and financial condition would be materially harmed. If rapid growth occurs, it may strain our managerial, operational and financial resources.

We depend on key individuals to develop our products and core technologies and pursue collaborative relationships.

We are highly dependent on Peter G. Traber, M.D. Dr. Traber is our Chief Executive Officer and our Chief Medical Officer who, among other things, designs and leads our pre-clinical and clinical studies, as well as our U.S. and European regulatory processes. The loss of Dr. Traber or failure to attract or retain other key personnel could prevent us from developing our products and core technologies and pursuing collaborative relationships.

We may be unable to comply with our reporting and other requirements under federal securities laws.

As a publicly traded company, we are subject to the reporting requirements of the Exchange Act. The Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. We may be required to implement additional and expensive finance and accounting systems, procedures and controls as we grow our business and organization to satisfy new reporting requirements, which will increase our costs and require additional management resources.

Risks Related to Regulation of our Products

We will need regulatory approvals to commercialize our products.

We are required to obtain approval (i) from the FDA in order to sell our products in the U.S. and (ii) from foreign regulatory authorities in order to sell our products in other countries. The FDA’s review and approval process is lengthy, expensive and uncertain. Extensive pre-clinical and clinical data and supporting information must be submitted to the FDA for each indication for each product candidate in order to secure FDA approval. Before receiving FDA clearance to market our proposed products, we will have to demonstrate that our products are safe on the patient population and effective for the diseases that are to be treated. Clinical trials, manufacturing and marketing of drugs are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, regulatory approvals can take several years to acquire and may further require the expenditure of substantial financial, managerial and other resources. The FDA could reject an application or, in the alternative, require us to conduct additional clinical or other studies as part of the regulatory review process. Delays in obtaining or failure to obtain FDA approvals would delay or prevent the commercialization of our product candidates, which would prevent, defer or decrease our receipt of revenues. In addition, should we receive initial regulatory approval, our product candidates will be subject to extensive and rigorous ongoing domestic and foreign government regulation.

Even if we obtain regulatory approvals, our marketed drugs will be subject to ongoing regulatory review. If we fail to comply with ongoing regulatory requirements, we could lose our approvals to market drugs, in which case our business would be materially adversely affected.

Following regulatory approval in the United States of any drugs we may develop, we will remain subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our drug products are made available to patients. This would include results from any post marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our drug products will also be subject to periodic review and inspection by the FDA. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. We would continue to be subject to the FDA requirements governing the labeling, packaging, storage, advertising, promotion, recordkeeping, and submission of safety and other post-market information for all of our product candidates, even those that the FDA had approved. If we fail to comply with applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

The drug development process to obtain FDA approval is very costly and time consuming and if we cannot complete our clinical trials in a cost-effective manner, our results of operations may be adversely affected.

Costs and timing of clinical trials may vary significantly over the life of a project owing to the following non-exclusive reasons:

•	the duration of the clinical trial;

•	the number of sites included in the trials;

•	the countries in which the trial is conducted;

•	the length of time required and ability to enroll eligible patients;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients;

•	per patient trial costs;

•	third party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;

•	our drug product candidates having different chemical and pharmacological properties in humans than in lab testing;

•	the need to suspend or terminate our clinical trials;

•	insufficient or inadequate supply or quality of drug product candidates or other necessary materials to conduct our trials;

•

potential additional safety monitoring, or other conditions required by FDA or comparable foreign regulatory authorities regarding the scope or design of our clinical trials, or other studies requested by regulatory agencies;

•	problems engaging IRBs to oversee trials or in obtaining and maintaining IRB approval of studies;

•	the duration of patient follow-up;

•	the efficacy and safety profile of the product candidate;

•	the costs and timing of obtaining regulatory approvals; and

•	the costs involved in enforcing or defending patent claims or other intellectual property rights.

If users of our proposed products are unable to obtain adequate reimbursement from third-party payers, market acceptance of our proposed products may be limited and we may not achieve revenues or profits.

The continuing efforts of governments, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability as well as the future revenues and profitability of our potential customers, suppliers and collaborative partners in addition to the availability of capital. In other words, our ability to commercialize our proposed products will depend in large part on the extent to which appropriate reimbursement levels for the cost of our proposed formulations, products and related treatments are obtained by the health care providers of these products and treatments. At this time we cannot predict the precise impact of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Act of 2010, the comprehensive health care reform legislation passed by Congress in March 2010. It is possible that the adoption of this legislation could harm our business, financial condition and results of operations.

Data obtained from clinical trials may be negative or inconclusive, and are susceptible to varying interpretations, which could delay, limit or prevent regulatory clearances.

Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical trials. Moreover, pre-clinical and clinical data may be negative or inconclusive. In addition, data is susceptible to varying interpretations. Negative or inconclusive data, or data interpreted in various ways, could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after having obtained promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the potential drug. The resulting delays in commercialization could materially harm our business. Our clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus, our proposed drugs may not be approved for marketing.

We will need to obtain FDA approval of any proposed product brand names, and any failure or delay associated with such approval may adversely impact our business.

A pharmaceutical product cannot be marketed in the U.S. or other countries until it has completed rigorous and extensive regulatory review processes, including approval of a brand name. Any brand names we intend to use for our product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the U.S. Patent and Trademark Office, or the PTO. The FDA typically conducts a review of proposed product brand names, including an evaluation of potential for confusion with other product names. The FDA may also object to a product brand name if it believes the name inappropriately implies medical claims. If the FDA objects to any of our proposed product brand names, we may be required to adopt an alternative brand name for our product candidates. If we adopt an alternative brand name, we would lose the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product brand name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit our ability to commercialize our product candidates.

Risks Related to Our Intellectual Property

Our competitive position is contingent upon the protection of our intellectual property.

Development and protection of our intellectual property are critical to our business. All of our intellectual property, patented or otherwise, has been invented and/or developed by employees or former employees of the Company. Our success depends, in part, on our ability to obtain patent protection for our products or processes in the U.S. and other countries, protect trade secrets and prevent others from infringing on our proprietary rights. We will only be able to protect our product candidates from unauthorized making, using, selling, offering to sell or importation by third parties to the extent that we have rights under valid and enforceable patents or trade secrets that cover these activities. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States. The biotechnology patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed in our pending patent applications or enforced in our issued patents or in third-party patents.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	others may be able to make compounds that are competitive with our product candidates but are not covered by the claims of our patents;

•	we might not have been the first to make the inventions covered by our pending patent applications;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that our pending patent applications will not result in issued patents;

•	we may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our business.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although we require our scientific and technical employees and consultants to enter into broad assignment of inventions agreements, and all of our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored. Enforcing a claim that a third party illegally obtained, and is using, our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors, if any, may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights.

If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company would have the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and we may not have the required resources to pursue such litigation or to protect our patent rights. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights in these patents.

Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party treble damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity in the U.S., in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference or other proceeding in the PTO or a court to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Our failure to secure trademark registration could adversely affect our ability to market our product candidates and our business.

Our trademark applications in the United States, when filed, and any other jurisdictions where we may file may not be allowed for registration, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the PTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our product candidates and our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impede our ability to compete.

Because we operate in the highly technical field of biotechnology and pharmaceutical development, we rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with all of our employees, consultants and corporate partners to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to Our Common Stock and this Offering

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including but not limited to:

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	our issuance of additional securities, including debt or equity or a combination thereof, which will be necessary to fund our operating expenses;

•	announcements of technological innovations or new products by us or our competitors;

•	loss of any strategic relationship;

•	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies;

•	economic and other external factors;

•	period-to-period fluctuations in our financial results; and

•	whether an active trading market in our common stock develops and is maintained.

In addition, the market price for securities of pharmaceutical and biotechnology companies historically has been highly volatile, and the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to decline substantially.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could materially and adversely affect our business.

Additionally, fluctuations in the trading price or liquidity of our common stock may materially and adversely affect, among other things, the interest of investors to purchase our common stock on the open market and, generally, our ability to raise capital.

Our board of directors has the power to designate, without stockholder approval, additional series of preferred stock, the shares of which could be senior to our common stock and be entitled to conversion or voting rights that adversely affect the holders of our common stock.

Our articles of incorporation authorize the issuance of capital stock including 20,000,000 authorized undesignated shares (8,001,000 designated as of March 22, 2012), and empowers our board of directors to prescribe, by resolution and without stockholder approval, a class or series of undesignated shares, including the number of shares in the class or series and the voting powers, designations, rights, preferences, restrictions and the relative rights in each such class or series. Accordingly, we may designate and issue additional shares or series of preferred stock that would rank senior to the shares of common stock as to dividend rights or rights upon our liquidation, winding-up, or dissolution.

Nevada law and our charter documents could make it more difficult for a third party to acquire us and discourage a takeover, which could depress the trading price of our common stock.

Nevada corporate law and our articles of incorporation and bylaws contain provisions that could discourage, delay, or prevent a change in control of our Company or changes in our management that our stockholders may deem advantageous. For example, holders of our common stock do not have cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors. In addition, because we have more than 200 stockholders of record, we are subject to the “business combinations” provisions of the Nevada Revised Statutes, or NRS. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may be in our stockholders’ best interest and offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

One investor and certain directors, by virtue of ownership of our securities and related rights, may be able to control the Company.

The 10X Fund owns all of our issued and outstanding Series B Preferred Stock, which are convertible into 2,000,000 shares of our common stock. The 10X Fund owns related warrants exercisable to purchase an aggregate of 5,000,000 shares of our common stock. We have issued approximately 549,000 shares of our common stock as dividends on the Series B Preferred Stock and 1,000,000 shares of our common stock on the exercise of warrants. In addition, (i) James C. Czirr, a general partner of the 10X Fund and Executive Chairman of our board of directors, owns or controls approximately 832,000 shares of our common stock and has the right to acquire approximately 667,000 additional shares (approximately 217,000 of which are exercisable as of March 22, 2012) of our common stock upon the exercise of outstanding stock options; and (ii) Rod D. Martin, a general partner of the 10X Fund and Vice Chairman of our board of directors, owns or controls approximately 87,000 shares of our common stock and has the right to acquire approximately 98,000 additional shares of our common stock upon the exercise of outstanding stock options (approximately 90,000 of which are exercisable as of March 22, 2012). As of March 22, 2012, on a fully diluted basis, assuming conversion of all Series B Preferred Stock and exercise of all outstanding warrants, the 10X Fund would own approximately 43% of our then outstanding shares of common stock, which, together with the shares of our common stock that would be owned by Mr. Czirr and Mr. Martin (assuming exercise of all vested options at that date), would constitute approximately 48% of the then outstanding shares.

As holder of Series B Preferred Stock, the 10X Fund is entitled to elect three directors in a separate class vote, nominate three directors for election by all shares entitled to vote, and provide or withhold consent to a range of fundamental corporate action we may wish to undertake, such as recapitalization, sale of our company, and other matters. Such concentration of stock ownership and related rights could have the effect of delaying, deterring or preventing corporate events that our other security holders may desire or consider beneficial to the company.

You will experience immediate dilution in the net tangible book value per share of the common stock included in the units you purchase.

The public offering price of our common stock is substantially higher than our net tangible book value per share of common stock. Based on the public offering price of $9.00 per unit, investors purchasing shares of common stock in this offering will, therefore, incur immediate dilution of $3.43 in net tangible book value per share of common stock (assuming no exercise of the underwriters’ over-allotment option). This dilution figure deducts the underwriting discount and estimated offering expenses payable by us from the public offering price.

We may issue additional common stock, which might dilute the net tangible book value per share of our common stock.

Our board of directors has the authority, without action or vote of our stockholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our common stock.

A sale of a substantial number of shares of the common stock may cause the price of our common stock to decline.

Our common stock was previously traded on the OTC Bulletin Board and, despite certain increases of trading volume from time to time, there have been periods when it could be considered “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restriction on resale or the expiration of lock-up agreements such as those entered into in connection with this offering, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

As of March 22, 2012, we had 12,921,093 shares of common stock issued and outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. As of March 22, 2012, we had reserved for issuance (i) 2,627,110 shares of our common stock issuable upon the conversion of outstanding convertible preferred stock; (ii) 6,072,837 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.27 per share as of March 22, 2012; and (iii) 2,997,468 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $6.84 per share as of March 22, 2012. Subject to applicable vesting requirements, upon conversion or exercise of the outstanding preferred stock, warrants and options, the underlying shares may be resold into the public market. In the case of outstanding preferred stock, warrants and options that have conversion or exercise prices, as the case may be, that are below the market price of our common stock from time to time, investors would experience dilution. We cannot predict if future issuances or sales of our common stock, or the availability of our common stock for issuance or sale, will harm the market price of our common stock or our ability to raise capital.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We currently intend to use the net proceeds from this offering to fund our research and development activities and for working capital and other general corporate purposes and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated. See “Use of Proceeds” on page S-38 of this prospectus supplement. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on your investment in the units may be limited to the market price of our common stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the market price of our common stock price appreciates.

Our shares of common stock and warrants may be thinly traded, so you may be unable to sell at or near ask prices or even at all if you need to sell your shares or warrants to raise money or otherwise desire to liquidate your shares or warrants.

We cannot predict the extent to which an active public market for our common stock and warrants will develop or be sustained. Our units, common stock and warrants have been approved for listing on The NASDAQ Capital Market. We cannot assure you that you will obtain sufficient liquidity in your holdings of our common stock and warrants.

Our common stock has previously been traded on the OTC Bulletin Board where it has historically been “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.

There is presently no public market for the units and the warrants to purchase common stock being sold in this offering.

There is presently no established public trading market for the units and warrants being offered in this offering and we do not expect a market to develop. Without an active market, the liquidity of the units and warrants will be limited. Further, the existence of the units and warrants may act to reduce both the trading volume and the trading price of our common stock.

Risks Related to Our Reverse Stock Split

We cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market.

There can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with the minimum bid price requirement of The NASDAQ Capital Market. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of the reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NASDAQ Capital Market’s minimum bid price requirement. In addition to specific listing and maintenance standards, The NASDAQ Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

There can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on The NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the units offered pursuant to this prospectus supplement will be approximately $9.0 million, or approximately $10.4 million if the underwriters exercise in full their option to purchase 173,916 additional units, based upon the public offering price of $9.00 per unit and after deducting the underwriting discount and the estimated offering expenses that are payable by us. These amounts do not include the proceeds which we may receive in connection with the exercise of the warrants offered hereby. We cannot predict when or if these warrants will be exercised, and it is possible that these warrants may expire and never be exercised.

We currently intend to use the net proceeds from this offering to fund our research and development activities and for working capital and other general corporate purposes and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

MARKET FOR COMMON STOCK

Following the delisting of our common stock from the NYSE Amex as of the close of trading on January 9, 2009, our common stock has been quoted on the OTC Bulletin Board since January 21, 2009 under the symbol “PRWP.” Our symbol changed to “GALT” in connection with our name change on May 26, 2011. We have received approval to list our common stock, units and warrants on The NASDAQ Capital Market under the symbols “GALT,” “GALTU” and “GALTW”, respectively.

The high and low bid prices for our common stock as reported on the OTC Bulletin Board, for the periods indicated below were as follows. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. On March 22, 2012, the last reported sale price of our common stock on the OTC Bulletin Board was $5.94 per share (after giving effect to the reverse stock split). These prices do not reflect the 1-for-6 reverse stock split that we effected in connection with this offering.

	High	Low
Fiscal Year Ended December 31, 2010

First Quarter	$0.50	$0.26

Second Quarter	$0.89	$0.41

Third Quarter	$0.82	$0.48

Fourth Quarter	$1.04	$0.62

Fiscal Year Ended December 31, 2011

First Quarter	$1.44	$0.87

Second Quarter	$1.57	$0.98

Third Quarter	$1.30	$0.76

Fourth Quarter	$1.13	$0.64

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

If you purchase units in this offering, your interest in our common stock will be diluted to the extent of the difference between the public offering price per unit and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible assets (tangible assets less total liabilities) by the number of shares of our common stock issued and outstanding as of September 30, 2011.

Our pro forma net tangible book value at September 30, 2011 was approximately $7.3 million, or approximately $0.56 per share, based on 12,921,093 shares of our common stock outstanding, after giving effect to issuances of common stock from October 1, 2011 through and immediately prior to the date of this offering. After giving effect to the issuance and sale of all the units in this offering at the public offering price of $9.00 per unit, less the estimated offering expenses, our adjusted pro forma net tangible book value at September 30, 2011 would be $16.3 million or $1.07 per share. This represents an immediate increase in net tangible book value of $0.51 per share to existing stockholders and an immediate dilution of $3.43 per share of common stock to investors in this offering. The following table illustrates this per share dilution:

Public offering price per unit		$9.00
Public offering price per share included in each unit		$4.50
Pro forma net tangible book value per share as of September 30, 2011	$0.56
Increase per share attributable to investors in this offering	$0.51

Adjusted pro forma net tangible book value per share as of September 30, 2011		$1.07

Dilution per share to investors in this offering		$3.43

If the underwriters exercise in full their option to purchase 173,916 additional units at the public offering price of $9.00 per unit, the adjusted pro forma net tangible book value of the common stock after this offering would be $1.14 per share, representing an increase in pro forma net tangible book value of the common stock of $0.58 per share to existing stockholders and immediate dilution in pro forma net tangible book value of the common stock of $3.36 per share of common stock to new investors purchasing shares in this offering at the public offering price.

The foregoing illustration does not reflect potential dilution from the exercise of outstanding options or warrants to purchase shares of our common stock or potential dilution from the exercise of the warrants to purchase shares of common stock, which are included as part of the units in this offering.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

In this offering, we are offering units, consisting of shares of common stock and warrants to purchase shares of common stock. The common stock and warrants will be sold in units, with each unit consisting of two shares of common stock and one warrant to purchase one share of common stock. The units may not be separated into the underlying shares of common stock and warrants until the earlier of (1) the exercise in full of the underwriters’ over-allotment option or (2) forty-five (45) days from the date of this prospectus supplement; and thereafter, the units may be separable only upon the request of a holder. Each warrant will have an initial exercise price of $5.63 per share, will be exercisable upon separation of the units and will expire on March 28, 2017. The shares of common stock issuable from time to time upon exercise of the warrants, if any, are also being offered pursuant to this prospectus supplement.

Units

Each unit consists of two shares of common stock and one warrant to purchase one share of common stock. The units may not be separated into the underlying shares of common stock and warrants until the earlier of (1) the exercise in full of the underwriters’ over-allotment option or (2) forty-five (45) days from the date of this prospectus supplement; and thereafter, the units may be separable only upon the request of a holder. The units will be issued in registered form. The units have been approved for listing on The NASDAQ Capital Market under the symbol “GALTU.”

Common Stock

A description of our common stock that we are offering pursuant to this prospectus supplement is set forth under the heading “Description of Securities—Common Stock” beginning on page 12 of the accompanying prospectus, as supplemented by the additional information set forth below. Our common stock has been approved for listing on The NASDAQ Capital Market under the symbol “GALT.”

We have authorized 50,000,000 shares of common stock. As of March 22, 2012, we had 12,921,093 shares of common stock outstanding.

Anti-takeover Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing our board of directors and management. The holders of our common stock do not have cumulative voting rights in the election of our directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors. The combination of the concentration of voting power for election of directors in a few stockholders and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing our board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of three years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by our board of directors prior to the date the interested stockholder obtained such status; and extends beyond the expiration of the three-year period, unless (a) the transaction was approved by our board of directors prior to the person becoming an interested stockholder; (b) the transaction is approved by the affirmative vote of a majority of the voting power held by our disinterested stockholders at a meeting called for that purpose no earlier than three years after the date the person first became an interested stockholder; or (c) if the consideration to be paid to all of our stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share of our common stock paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of our common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares of our common stock, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

We will be subject to the Nevada business combination provisions described above because we have more than 200 stockholders of record, unless our articles of incorporation are amended before such time to elect to not be governed by these provisions. Applicability of these business combination provisions would discourage parties interested in taking control of our company if they cannot obtain the approval of our board of directors. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations,” which are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

The effect of the Nevada control share provisions is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share provisions, if applicable, could have the effect of discouraging takeovers of our company.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have opted out of the control share statutes in our bylaws, and will not be subject to this statute unless our bylaws are amended on or prior to the 10th day following the date an acquiring person acquires a controlling interest.

Warrants

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of the warrant, which will be filed as an exhibit to a current report on Form 8-K that will be incorporated by reference herein. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability. The warrants are exercisable upon separation of the units as set forth above and at any time up to March 28, 2017. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise. In the event that a registration statement covering shares of common stock underlying the warrants, or an exemption from registration, is not available for the resale of such shares of common stock underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part, provided that, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Exercise Price and Certain Adjustments. The initial exercise price per share of common stock purchasable upon exercise of the warrants is $5.63 per share. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing. The warrants will be issued in registered form under a warrant agreement between us and Continental Stock Transfer & Trust Co., as warrant agent. The warrants have been approved for listing on The NASDAQ Capital Market under the symbol “GALTW.”

Fundamental Transaction. If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each, a “Fundamental Transaction,” then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the units being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of units set forth opposite its name below. Aegis Capital Corp. is the representative of the underwriters.

Underwriter	Number of Units
Aegis Capital Corp.	1,159,445

Total	1,159,445

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the units sold under the underwriting agreement if any of these units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 173,916 additional units (15% of the units sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase units covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to the public will be $12,000,249 and the total net proceeds, before expenses, to us will be $11,160,232.

Discounts and Commissions. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Unit	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$9.00	$10,435,005	$12,000,249
Underwriting discount (7%)	$0.63	$730,450	$840,017
Non-accountable expense allowance (1%)	$0.09	$104,350	$120,002
Proceeds, before expenses, to us	$8.28	$9,600,205	$11,040,229

The underwriters propose to offer the units offered by us to the public at the public offering price set forth on the cover of this prospectus supplement. In addition, the underwriters may offer some of the units to other securities dealers at such price less a concession of $0.378 per unit. If all of the units offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a further supplement to this prospectus supplement.

We have paid an expense deposit of $50,000 to the representative, which will be applied against the non-accountable expenses that will be paid by us to the underwriters in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, the $50,000 expense deposit paid to the representative will be returned to the extent offering expenses are not actually incurred.

We have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual and $10,000 in total; (b) all fees incurred in clearing this offering with FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; and (d) upon successfully completing this offering, $20,000 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $600,000.

Discretionary Accounts. The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, we, our executive officers and directors, and certain of our stockholders have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the representative, for a period of one-hundred and eighty (180) days after the date of this prospectus supplement and subject to an 18-day extension.

Underwriter’s Warrants. We have agreed to issue to the underwriters warrants to purchase up to a total of 46,378 shares of common stock (2% of the shares of common stock sold in this offering). The warrants are exercisable at $5.63 per share, commencing on a date which is one year from the date of the closing of the offering under this prospectus supplement and expiring on May 2, 2016. The warrants have been deemed compensation by FINRA and are therefore subject to a one-year lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of one-year from the date of this prospectus supplement. In addition, the warrants provide for registration rights upon request, in certain cases. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal. Until March 28, 2013, the representative shall have a right of first refusal to purchase for its account or to sell for our account, or any subsidiary or successor, any securities of our company or any such subsidiary or successor which we or any subsidiary or successor may seek to sell in public or private equity and public debt offerings during such twelve (12)-month period.

We may, however, in lieu of granting a right of first refusal, designate the representative as lead underwriter or co-manager of any underwriting group or co-placement agent of any proposed financing, and the representative shall be entitled to receive as its compensation 50% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent, and 33% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent with respect to a proposed financing in which there are three co-managing or lead underwriters or co-placement agents.

Electronic Offer, Sale and Distribution of Shares. A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectus supplements electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making. In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market or on the OTC Bulletin Board in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships. Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees; however, except as disclosed in this prospectus supplement, we have no present arrangements with any of the underwriters for any further services.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•

to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to Tops Ships.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal matters related to the offering will be passed upon for us by Reed Smith LLP, New York, New York. The validity of the securities offered hereby will be passed upon for us by Lewis and Roca LLP, Las Vegas, Nevada. Certain legal matters related to the offering will be passed upon for the underwriters by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2010 and for the period from inception (July 10, 2000) to December 31, 2010, incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report, and are so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of and for the year ended December 31, 2009, incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Caturano and Company, P.C. (whose name has been changed to Caturano and Company, Inc.), an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and are so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 (File No. 333-172849) we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the SEC’s public reference room mentioned below, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We also maintain a web site at www.galectintherapeutics.com, through which you can access our SEC filings. The information on our web site is not part of, and should not be construed as being incorporated by reference into, this prospectus supplement or the accompanying prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (unless otherwise noted, the SEC file number for each of the documents listed below is 001-31791):

•

our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 15, 2011 (including the portions of our Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2011, incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 13, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 12, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 10, 2011;

•

our Current Reports on Form 8-K, filed with the SEC on January 6, 2011, January 14, 2011, January 27, 2011, March 9, 2011, March 14, 2011, April 6, 2011, April 28, 2011, June 2, 2011, June 15, 2011, July 5, 2011, October 12, 2011, October 24, 2011, November 22, 2011, December 19, 2011, December 20, 2011, February 27, 2012 and March 5, 2012 (not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein); and

•

the description of our common stock contained in our registration statement on Form 8-A/A, filed with the SEC on March 22, 2012, including any amendment thereto or report filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering under this prospectus supplement are deemed to be incorporated by reference into, and to be a part of, this prospectus supplement.

Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number:

Galectin Therapeutics Inc.

7 Wells Avenue

Newton, Massachusetts 02459

Attn: Investor Relations

Tel: (617) 559-0033

E-mail: ir@galectintherapeutics.com

PROSPECTUS

PRO-PHARMACEUTICALS, INC.

$50,000,000

Preferred Stock

Common Stock

Warrants

Units

From time to time, we may offer and sell shares of preferred stock, common stock, warrants, or units to purchase preferred stock, common stock, warrants or any combination of these securities, either separately or in units, in one or more offerings in amounts, at prices and on terms that we will determine at the time of the offering. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $50,000,000.

Each time we offer securities, we will provide you with specific terms of the securities offered in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus, any applicable prospectus supplement and the additional information described below under the heading “Where You Can Find More Information” carefully before you invest in any securities.

The securities offered by this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on The OTC Bulletin Board under the symbol “PRWP”. The last reported sale price of our common stock on March 15, 2011 was $1.05 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS. SEE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS AND IN THE OTHER DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2011.

Our executive offices are located at 7 Wells Avenue, Newton, Massachusetts 02459. Our telephone number is (617) 559-0033, our facsimile number is (617) 928-3450 and our website address is www.pro-phramaceuticals.com. The information on our website is not incorporated by reference into this prospectus.

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with information in addition to or different from that contained in this prospectus or any applicable prospectus supplement. We will be offering to sell, and seeking offers to buy, the shares only in jurisdictions whether offers and sales are permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

Unless the context otherwise requires, throughout this prospectus and any applicable prospectus supplement, the words “Pro-Pharmaceuticals” “we,” “us,” the “registrant”, “our Company” or the “Company” refer to Pro- Pharmaceuticals, Inc., a Nevada corporation, , and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise; the term “securities” refers collectively to our preferred stock, common stock, warrants, units or debt securities to purchase preferred stock, common stock or debt securities, or any combination of the foregoing securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Using this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offering transactions up to a total dollar amount of $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the specific terms of that particular offering. Each such prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent that any statements that we make in a prospectus supplement are inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of the securities described in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sales of securities. To obtain additional information that may be important to you, you should read the exhibits filed by us with the registration statement of which this prospectus is a part or our other filings with the SEC. You should read this prospectus, any applicable prospectus supplement and the additional information described below under “Where You Can Find More Information” before making any investment decision with respect to the securities offered hereby.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Various statements in this prospectus, and any prospectus supplement, may be “forward-looking statements,” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in our forward-looking statements include, among others:

•	the extent and effectiveness of the development, sales and marketing and distribution support DAVANAT® receives;

•	our ability to successfully commercialize DAVANAT®;

•	delays in the completion of our clinical trials;

•	a failure of our products, product candidates or partnered products to be demonstrably safe and effective;

•	our failure to obtain regulatory approval for our products or product candidates or to comply with ongoing regulatory requirements;

•	a lack of acceptance of our products, product candidates or partnered products in the marketplace, or a failure to become or remain profitable;

•	our expectations regarding trends with respect to our costs and expenses;

•	our inability to obtain the capital necessary to fund additional research and development activities;

•	our failure to identify or obtain rights to new products or product candidates;

•	our failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage our growth;

•	a loss of any of our key scientists or management personnel;

•	losses incurred from product liability claims made against us; and

•	a loss of rights to develop and commercialize our products or product candidates under our license and sublicense agreements.

All written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We caution investors not to rely too heavily on the forward-looking statements we make or that are made on our behalf. We undertake no obligation, and specifically decline any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We encourage you to read the discussion and analysis of our financial condition and our consolidated financial statements contained in or incorporated by reference in this prospectus, and any prospectus supplement. We also encourage you to read the statements under “Risk Factors” and other sections of this prospectus, which contains a more complete discussion of the risks and uncertainties associated with our business. In addition to the risks described above and in the section entitled “Risk Factors” of this prospectus, other unknown or unpredictable factors also could affect our results. There can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

ABOUT PRO-PHARMACEUTICALS, INC.

We are a development-stage company engaged in the discovery and development of therapeutics that target Galectin receptors that we believe enhance existing cancer treatments and could also be used in the treatment of tissue fibrosis, particularly liver fibrosis, inflammatory diseases, and enhancement of tumor vaccines. All of our products are presently in development, including pre-clinical and clinical trials.

Since our inception on July 10, 2000, our primary focus has been the development of a new generation of anti-cancer treatments using polysaccharide polymers that are aimed at increasing survival and improving the quality of life for cancer patients. Our lead product candidate, DAVANAT®, is a patented new chemical entity that we believe, when administered in combination with chemotherapy, biologics and vaccines, increases efficacy while reducing adverse side effects of the chemotherapy. The Company holds the patents on DAVANAT®, which were invented by the founders, without any license or royalty encumbrances.

In 2002, the Food and Drug Administration, or FDA, granted us an Investigational New Drug application, or IND, for use of DAVANAT® in combination with 5-fluorouracil, or 5-FU, to treat late-stage cancer patients with solid tumors. 5-FU is one of the most widely used chemotherapies for treatment of various types of cancer, including colorectal, breast and gastrointestinal. In September 2008, we submitted a clinical and pre-clinical package to the FDA in support of our DAVANAT® New Drug Application, NDA. Following a meeting in December 2008, the FDA advised us that that we would be required to conduct a Phase III trial to demonstrate superiority to the best standard of care for late stage colorectal cancer patients.

On December 17, 2010, we met with the FDA to present our Phase III clinical development program for DAVANAT®. Agreement was reached on the design of pivotal, randomized, controlled and blinded Phase III clinical trials of DAVANAT® co-administered with standard chemotherapy for second line treatment of patients with metastatic colorectal cancer.

We were incorporated under Nevada law on January 26, 2001 and in May of that year acquired a Massachusetts corporation (organized on July 10, 2000) engaged in the business we now undertake. We have a wholly-owned Delaware subsidiary that we formed in 2003 to hold our cash and cash equivalents. We also have a wholly-owned Nevada subsidiary that we formed in August 2010 for the development of our technology in cardiovascular treatments.

Our common stock is quoted on The OTC Bulletin Board under the symbol “PRWP”. Our executive offices are located at 7 Wells Avenue, Newton, Massachusetts 02459. Our telephone number is (617) 559-0033, fax number is (617) 928-3450 and our website address is www.pro-phramaceuticals.com. The information on our website is not incorporated by reference into this prospectus.

RECENT DEVELOPMENTS

On March 9th, 2011, we announced that our Board of Directors named Peter G. Traber, M.D., President and Chief Executive Officer, effective March 17, 2011. Dr. Traber was named Interim Chief Medical Officer in June 2010 and appointed to the Board of Directors in February 2009. Dr. Traber succeeds Theodore D. Zucconi, Ph.D., who continues as a member of the Board of Directors. Dr. Zucconi also will direct Company operations with a focus on approvals and expansion of the Latin American business and manufacturing.

Federal research grant

On February 8, 2011, we received the final payment of $234,000 of our $489,000 federal grant under the Qualifying Therapeutic Discovery Project Program.

Warrant and option exercises

Subsequent to December 31, 2010, we issued and sold 3,757,472 shares of common stock upon exercise of common stock warrants and options, resulting in aggregate cash proceeds of $2,209,000.

Amendment of Series B Preferred Stock and related warrants

On January 21, 2011, we entered into an agreement, or 10X Agreement, with 10X Fund, L.P., or 10X Fund, the holder of all of our issued and outstanding shares of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred, or Series B Preferred Stock, to amend the terms of the Series B Preferred Stock and related warrants. As provided for in the 10X Agreement, we amended and restated the Certificate of Designation for the Series B Preferred Stock to delete the Company’s right to trigger a mandatory conversion, to extend the redemption date for the Series B Preferred Stock, to permit dividends paid in shares in common stock calculated at prevailing trading prices for the common stock, and to require that any request for transfer of shares of Series B Preferred Stock be deemed an automatic conversion to shares of our common stock. Also, as provided for in the 10X Agreement, we amended the related warrants held by 10X Fund to extend the period for required exercise or termination when the mandatory exercise condition is triggered, and to reclassify one-half, of the Series B warrants (warrants for 12,000,000 shares of common stock) to allow for cashless exercise. Please see “Description of Capital Stock - Preferred Stock” in this prospectus for a more complete summary of the terms of the Series B Preferred Stock.

The requirement to amend the Certificate of Designation for the Series B Preferred Stock was based on a representation in the 10X Agreement that the 10X Fund partnership agreement had been amended to bar its limited partners from withdrawals of their Series B Preferred Stock provided the 10X Fund had implemented a quarterly liquidation program entitling its partner to participate in sales of our common stock owned by the 10X Fund.

Series C Super Dividend Convertible Preferred Stock

As of January 10, 2011, we completed our private placement of 225 shares of our Series C Super Dividend Convertible Preferred Stock, or Series C Preferred Stock, for aggregate gross proceeds of $2,250,000. Please see “Description of Capital Stock - Preferred Stock” in this prospectus for a more complete summary of the terms of the Series C Preferred Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and the other information before deciding to invest in our securities. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all of those factors.

If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Company

We have incurred net losses to date and must raise additional capital by the end of the second quarter of 2012 in order to continue to operate.

We have incurred net losses in each year of operation since our inception in July 2000. Our accumulated deficit as of December 31, 2010 was $56.4 million and our cumulative net loss applicable to common stockholders from inception to December 31, 2010 was $56.7 million.

Based on approximately $8.1 million of cash as of February 10, 2011, we believe that we have sufficient cash to meet our financial and operating obligations into the second half of 2012. We will require more cash to fund our operations and believe that we will be able to obtain additional financing. However, there can be no assurance that we will be successful in obtaining such new financing or, if available, that such financing will be obtainable on terms favorable to us. We must raise additional cash by the end of the second quarter of 2012, or we may not be able to continue operations and may be forced to seek bankruptcy protection.

We may raise capital through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources. Additional funding may not be available on favorable terms or at all. If adequate funds are not otherwise available, we may need to significantly curtail operations. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, our equity holders may experience dilution of their proportionate ownership of the company.

We are a development stage company and have not yet generated any revenue.

We are a development stage company and have not generated any revenues to date. We granted PROCAPS, S.A. exclusive rights to market and sell DAVANAT® to treat cancer patients in Colombia, South America, which we refer to as the PROCAPS Channel. In addition, there is no assurance that we will obtain FDA approval of DAVANAT® or any other of our products in development and, even if we do so, that we will generate revenue sufficient to become profitable. Our failure to generate revenue and profit would likely lead to loss of your investment.

We have one drug candidate in clinical trials and results are uncertain.

DAVANAT®, our lead product candidate, is in human clinical trials. Clinical trials are expensive, time-consuming and may not be successful. They involve the testing of potential therapeutic agents, or effective treatments, in humans, typically in three phases, to determine the safety and efficacy of the product candidates necessary for an approved drug. Many products in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even though DAVANAT® progressed successfully through Phase I and Phase II human trials, it may fail in Phase III trials or in later stages of development. We will engage others to conduct our clinical trials, including clinical research organizations and, possibly, government-sponsored agencies. These trials may not start or be completed as we forecast, or may not achieve desired results.

We may be unable to commercialize our product candidates.

Even if DAVANAT® and other anticipated product candidates achieve positive results in clinical trials, we may be unable to commercialize them. Although we anticipate receipt of regulatory approvals in connection with the PROCAPS Channel, there is no assurance that such approvals will be obtained. We granted PROCAPS exclusive rights to market and sell DAVANAT® to treat cancer in Colombia, South America. Our general inability to commercialize our products would substantially impair the viability of the Company.

Performance milestones may not occur as contemplated by the agreement with PROCAPS S.A.

As our arrangement with PROCAPS is a collaboration, and because collaborations take place over time, milestone and performance risks are inherent and so performance milestones may not occur as contemplated by our agreement.

There are risks associated with our reliance on third parties to design trial protocols, arrange for and monitor the clinical trials, and collect and analyze data.

As we develop products eligible for clinical trials, including DAVANAT®, we will contract with independent parties to assist us in the design of the trial protocols, arrange for and monitor the clinical trials, collect data and analyze data. In addition, certain clinical trials for our products may be conducted by government-sponsored agencies and will be dependent on governmental participation and funding. Our dependence on independent parties and clinical sites involves risks including reduced control over the timing and other aspects of our clinical trials.

There are risks associated with our reliance on third parties for manufacturing, marketing, sales, managed care and distribution infrastructure and channels.

We do not have, and do not now intend to develop, facilities for the manufacture of any of our products for clinical or commercial production. At this time, we are not a party to any long-term agreement with any of our suppliers, and accordingly, we have our products manufactured on a purchase-order basis from one of two primary suppliers. We are developing relationships with manufacturers and will enter into collaborative arrangements with licensees or have others manufacture our products on a contract basis. We expect to depend on such collaborators to supply us with products manufactured in compliance with standards imposed by the FDA and foreign regulators.

We have limited experience in marketing, sales or distribution, and we do not intend to develop a sales and marketing infrastructure to commercialize our pharmaceutical products. If we develop commercial products, we will need to rely on licensees, collaborators, joint venture partners or independent distributors to market and sell those products. Thus, we expect that we will be required to enter into agreements with commercial partners to engage in sales, marketing and distribution efforts around our products in development. We may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors. If we do not enter into relationships with third parties for the sales and marketing of our proposed products, we will need to develop our own sales and marketing capabilities.

Even if engaged, these distributors may:

•	fail to satisfy financial or contractual obligations to us;

•	fail to adequately market our products;

•	cease operations with little or no notice to us; or

•	offer, design, manufacture or promote competing formulations or products.

If we fail to develop sales, managed care, marketing and distribution channels, we would experience delays in generating sales and incur increased costs, which would harm our financial results.

Our lack of operating experience may cause us difficulty in managing our growth.

We have limited experience in manufacturing or procuring products in commercial quantities, conducting other later-stage phases of the regulatory approval process, selling pharmaceutical products, or negotiating, establishing and maintaining strategic relationships. Although we have engaged a number of consultants to assist us, any additional growth may require us to expand our management, operational and financial systems and controls. If we are unable to do so, our business and financial condition would be materially harmed. If rapid growth occurs, it may strain our managerial, operational and financial resources.

We are exposed to product liability, pre-clinical and clinical liability risks which could place a financial burden upon us, should we be sued, because we do not currently have product liability insurance above and beyond our general insurance coverage.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical formulations and products. Claims may be asserted against us. In addition, the use in our clinical trials of pharmaceutical formulations and products that our potential collaborators may develop and the subsequent sale of these formulations or products by us or our potential collaborators may cause us to bear a portion of or all product liability risks. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

Because we do not currently have any FDA-approved products or formulations, we do not currently have any product liability insurance covering commercialized products. We may not be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or such insurance may not provide adequate coverage against our potential liabilities. Furthermore, our current and potential partners with whom we have collaborative agreements or our future licensees may not be willing to indemnify us against these types of liabilities and may not themselves be sufficiently insured or have sufficient liquidity to satisfy any product liability claims. Claims or losses in excess of any product liability insurance coverage that may be obtained by us could have a material adverse effect on our business, financial condition and results of operations.

If users of our proposed products are unable to obtain adequate reimbursement from third-party payers, market acceptance of our proposed products may be limited and we may not achieve revenues.

The continuing efforts of governments, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability, and the future revenues and profitability of our potential customers, suppliers and collaborative partners and the availability of capital. In other words, our ability to commercialize our proposed products will depend in large part on the extent to which appropriate reimbursement levels for the cost of our proposed formulations, products and related treatments are obtained by the health care providers of these products and treatments. At this time we cannot predict the precise impact of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Act of 2010, the comprehensive health care reform legislation passed by Congress in March 2010. It is possible that the adoption of this legislation could harm our business, financial condition and results of operations.

We depend on key individuals to develop our products and pursue collaborations.

We are highly dependent on Anatole Klyosov, Ph.D., D.Sc. and Peter G. Traber, M.D. Dr. Klyosov is our Chief Scientist and has scientific technical or other business expertise and experience that is critical to our success. Dr. Traber is our interim Chief Medical Officer who, among other things, leads our FDA Phase III colorectal cancer trial for DAVANAT® as well as our overall FDA approval process. Effective March 17, 2011 Dr. Traber will become our Chief Executive Officer as well as our Chief Medical Officer. The loss of Dr. Klyosov or Dr. Traber, or failure to attract or retain other key personnel, could prevent us from pursuing collaborations or developing our products and core technologies.

We are involved in litigation with Summer Street Research Partners.

On January 30, 2008, Custom Equity Research, Incorporated (d/b/a Summer Street Research Partners), or Summer Street, filed a lawsuit against us, alleging claims for breach of contract, declaratory judgment and unjust enrichment arising out of an engagement letter under which Summer Street agreed to provide institutional investment placement services. Discovery is currently underway. A trial date has been set for November 8, 2011. We believe the lawsuit is without merit and intend to contest it vigorously.

We received a letter dated January 12, 2011 from Maxim Group, or Maxim, which has acted as our placement agent. The letter advises that Maxim has been named as a respondent in a Financial Industry Regulatory Authority, or FINRA, arbitration matter commenced by Summer Street arising out of the Company’s termination of its relationship with Summer Street and its engagement of Maxim as its placement agent. Our placement agent agreement with Maxim contains in indemnification provision that requires us to indemnify Maxim in connection with FINRA arbitration. We believe the claims asserted by Summer Street in the arbitration are without merit.

Risks Related to the Drug Development Industry

We will need regulatory approvals to commercialize our products.

We are required to obtain approval (i) from the FDA in order to sell our products in the U.S. and (ii) from foreign regulatory authorities in order to sell our products in other countries. The FDA’s review and approval process is lengthy, expensive and uncertain. Extensive pre-clinical and clinical data and supporting information must be submitted to the FDA for each indication for each product candidate in order to secure FDA approval. Before receiving FDA clearance to market our proposed products, we will have to demonstrate that our products are safe on the patient population and effective for the diseases that are to be treated. Clinical trials, manufacturing and marketing of drugs are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, regulatory approvals can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial and other resources. The FDA could reject an application or require us to conduct additional clinical or other studies as part of the regulatory review process. Delays in obtaining or failure to obtain FDA approvals would delay or prevent the commercialization of our product candidates, which would prevent, defer or decrease our receipt of revenues. In addition, if we receive initial regulatory approval, our product candidates will be subject to extensive and rigorous ongoing domestic and foreign government regulation.

Data obtained from clinical trials are susceptible to varying interpretations, which could delay, limit or prevent regulatory clearances.

Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical trials. Moreover, pre-clinical and clinical data is susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the potential drug. The resulting delays to commercialization could materially harm our business. Our clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing.

Our competitive position depends on protection of our intellectual property.

Development and protection of our intellectual property are critical to our business. All of our intellectual property, patented or otherwise, has been invented and/or developed by employees of the Company. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies. Our success depends in part on our ability to obtain patent protection for our products or processes in the U.S. and other countries, protect trade secrets, and prevent others from infringing on our proprietary rights.

Since patent applications in the U.S. are maintained in secrecy for at least portions of their pendency periods (published on U.S. patent issuance or, if earlier, 18 months from earliest filing date for most applications) and since other publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we are the first to make the inventions to be covered by our patent applications. The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotechnology patents.

Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights, and we may not have the required resources to pursue such litigation or to protect our patent rights.

Although we require our scientific and technical employees and consultants to enter into broad assignment of inventions agreements, and all of our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored.

Products we develop could be subject to infringement claims asserted by others.

We cannot assure that products based on our patents or intellectual property will not be challenged by a third party claiming infringement of its proprietary rights. If we were not able to successfully defend our patents or other intellectual property, we may have to pay substantial damages, possibly including treble damages, for past infringement.

We face intense competition in the biotechnology and pharmaceutical industries.

The biotechnology and pharmaceutical industries are intensely competitive. We face direct competition from U.S. and foreign companies focusing on pharmaceutical products, which are rapidly evolving. Our competitors include major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations, than we do. In addition, academic and government institutions are increasingly likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products based on technology developed at such institutions. Our competitors may succeed in developing or licensing technologies and products that are more effective, or succeed in obtaining FDA or other regulatory approvals for product candidates before we do. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors’ financial, marketing, manufacturing and other resources.

The market for our proposed products is rapidly changing and competitive, and new drugs and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Developments by others may render our proposed products noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase.

As a pre-revenue company engaged in the development of drug technologies, our resources are limited and we may experience technical challenges inherent in such technologies. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic effects compared to our proposed products. Our competitors may develop drugs that are safer, more effective or less costly than our proposed products and, therefore, present a serious competitive threat to us.

The potential widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our proposed products, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medication. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of these competitive drugs may limit the potential for our technologies, formulations and products to receive widespread acceptance if commercialized.

Risks Related to Our Common Stock

Stock prices for pharmaceutical and biotechnology companies are volatile.

The market price for securities of pharmaceutical and biotechnology companies historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Fluctuations in the trading price or liquidity of our common stock may adversely affect, among other things, the interest in our stock by purchasers on the open market and, generally, our ability to raise capital.

Our Board of Directors has the power to designate, without shareholder approval, a series of preferred stock the shares of which could be senior to the common stock and be entitled to conversion or voting rights that adversely affect the holders of our common stock.

Our Articles of Incorporation authorizes issuance of capital stock including 20,000,000 undesignated shares, and empowers our Board of Directors to prescribe by resolution and without shareholder approval a class or series of undesignated shares, including the number of shares in the class or series and the voting powers, designations, rights, preferences, restrictions and the relative rights in each such class or series. Accordingly, we may authorize the issuance of additional shares or series of preferred stock that would rank senior to the shares of common stock as to dividend rights or rights upon our liquidation, winding-up, or dissolution.

We could issue additional common stock, which might dilute the book value of our common stock.

Our Board of Directors has authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our shareholders vote, and might dilute the book value of our common stock. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our common stock.

One investor, by virtue of ownership of our securities and related rights, may be able to control the Company.

The 10X Fund, L.P., or 10X Fund, owns all of our issued and outstanding Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock, collectively the Series B Preferred Stock, which are convertible into 12 million shares of our common stock. The 10X Fund owns related warrants exercisable to purchase an aggregate of 36 million shares of our common stock. We have issued approximately 2.1 million shares of our common stock as dividends on the Series B Preferred Stock. In addition, James C. Czirr, a general partner of the 10X Fund and Executive Chairman of our Board of Directors, owns or controls approximately 5 million shares of our common stock. As of December 31, 2010, on a fully diluted basis, assuming conversion of all Series B Preferred Stock and exercise of all the related warrants, the 10X Fund would own approximately 44.8% of our then outstanding shares of common stock, which together with Mr. Czirr’s shares of our common stock, would constitute approximately 49.2% of the then outstanding shares. As holder of Series B Preferred Stock, the 10X Fund is entitled to elect two directors in a separate class vote, nominate three directors for election by all shares entitled to vote, and provide or withhold consent to a range of fundamental corporate action we may wish to undertake, such as recapitalization, sale of the company, and other matters. Such concentration of stock ownership and related rights could have the effect of delaying, deterring or preventing corporate events that our other security holders may desire or consider beneficial to the company.

As a “thinly-traded” stock, large sales can place downward pressure on our stock price.

Our common stock, despite certain increases of trading volume from time to time, experiences periods when it could be considered “thinly-traded.” Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current shareholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a shareholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

Risks Related to this Offering

There is no public market for the offered securities other than our common stock.

Our common stock is traded on the OTC Bulletin Board and is not listed on any securities exchange. We have not registered any series of our currently issued and outstanding preferred stock for trading in the public securities markets and do not intend to do so. There is no established public trading market for any securities that we may offer and sell under this prospectus other than our common stock. Without an active market, the liquidity of the securities other than our common stock will be limited.

Because we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We will use the net proceeds for general corporate purposes and we have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our company. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, research and development, clinical trial expenditures, acquisitions of new technologies and investments, and the repayment or redemption of preferred stock. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

DESCRIPTION OF SECURITIES

Common Stock

We currently have authorized 300,000,000 shares of common stock, par value $0.001 per share. As of March 15, 2011, there were 67,666,627 shares of common stock outstanding. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our Articles of Incorporation and by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to the section entitled “Where You Can Find More Information” for directions on obtaining these documents.

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including, without limitation, the election of our board of directors. Our stockholders have no right to cumulate their votes in the election of directors.

Dividends. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive ratably those dividends declared from time to time by the board of directors.

Rights Upon Liquidation. Subject to preferences that may apply to shares of preferred stock outstanding at the time, in the event of liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in assets remaining after payment of liabilities.

Preferred Stock

We are currently authorized to issue 20,000,000 shares of undesignated stock, par value $0.01 per share, the rights and privileges of which may be established from time to time by our board of directors. As of the date of this prospectus, our board of directors has designated:

•	5,000,000 as Series A 12% Convertible Preferred Stock, or Series A Preferred Stock, of which 1,592,500 are issued and outstanding as of the date of this prospectus;

•

900,000 as Series B-1 Convertible Preferred Stock, or Series B-1 Preferred Stock, and 2,100,000 as Series B-2 Convertible Preferred Stock, referred to together as the Series B Preferred Stock, all of which are issued and outstanding as of the date of this prospectus supplement; and

•	1,000 as Series C Super Dividend Convertible Preferred Stock, or Series C Preferred Stock, of which 225 are issued and outstanding as of the date of this prospectus supplement.

Series A Preferred Stock

The shares of Series A Preferred Stock accrue interest at 12% per annum payable at our option in cash or shares of common stock valued per share at the higher of $1.00 or 100% of the value weighted average price of our shares of common stock for the 20 consecutive trading days prior to the applicable dividend payment date. Holders are entitled to vote as a class with the common stock and each share of Series A Preferred Stock is convertible at any time to one share of common stock, subject to adjustment in the event of a stock dividend, stock split or combination, reclassification or similar event. We may require conversion if the closing price of the common stock exceeds $3.00 for 15 consecutive trading days and a registration statement covering the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock is then in effect.

Series B Preferred Stock

Dividends. The holders of our Series B Preferred Stock are entitled to receive cumulative dividends at the rate of 12% per share per annum (compounding monthly) payable quarterly. At our option, the dividends may be paid in cash or shares of our common stock valued at 100% of the volume weighted average price of our common stock for the 20 consecutive trading days prior to the dividend payment date provided that there is an effective registration statement covering the shares of common stock and the issuance of the shares does not trigger certain anti-dilution to which we are subject. If we do not pay a dividend on the Series B Preferred Stock, dividends will accrue at the rate of 15% per annum (compounding monthly).

Voting. The holders of Series B Preferred Stock, or Series B Holders, are entitled to the number of votes equal to the number of shares of common stock into which the shares of Series B Preferred Stock would be convertible on the record date for the vote or consent of shareholders, and will otherwise have voting rights and powers equal to the voting rights and powers of the common stock.

With respect to the election of our directors, the Series B Holders will vote together as a separate class to elect two members of our Board of Directors, and we will take all reasonably necessary or desirable actions within our control to permit the Series B Holders to appoint three additional members of our Board of Directors, who will be subject to election by all shares of our voting stock voting together as a single group (and will remain three until there are no longer any shares of Series B Preferred Stock outstanding).

Conversion. Each share of Series B Preferred Stock is convertible into four shares of our common stock at the conversion price of $0.50 per share (subject to customary anti-dilution protection adjustments) (i) at the option the Series B Holder, at any time, and (ii) automatically in the event that the Series B Holder transfers any shares of Series B Preferred Stock to a third party for any reason.

Redemption. Upon notice of not less than 30 trading days, a Series B Holder may require us to redeem, in whole or in part, after the earlier of (i) February 12, 2019, or (ii) the date of issuance of a promissory note to David Platt, Ph.D. pursuant to the Separation Agreement between us and Dr. Platt dated February 9, 2009 as a result of our failure to make certain milestone payments by the due date thereof. The redemption price will be equal to the sum of the stated value of the Series B Preferred Stock, plus all accrued but unpaid dividends thereon, as of the redemption date.

If we fail to pay the redemption price in cash on the redemption date, then the Series B Holders requesting redemption may, at their sole option, automatically convert their shares of Series B Preferred Stock into a promissory note bearing interest at the rate of 15% per year and secured by a lien on all of our assets. We have executed a promissory note, security agreement and escrow agreement, which are being held in escrow and will be released to the Series B Holder upon the occurrence of such an event.

Liquidation Preference. Upon our liquidation, dissolution or winding up (including certain “deemed liquidation” events constituting a sale, merger or reorganization), the Series B Holders are entitled to a liquidation preference to any distribution of our assets to the holders of common stock, but pari passu with the holders of our Series A Preferred Stock, in an amount equal to the sum of the stated value of the Series B Preferred Stock, plus all accrued but unpaid dividends thereon, as of the record date for distribution.

Other Restrictions. So long as any shares of the Series B Preferred Stock remain outstanding, we may not, without the approval of the holders of a majority of the shares of Series B Preferred Stock outstanding, among other things, (i) change the size of our Board of Directors; (ii) amend or repeal our Articles of Incorporation or Bylaws or file any articles of amendment designating the preferences, limitations and relative rights of any series of preferred stock; (iii) create or increase the authorized amount of any additional class or series of shares of stock that is equal to or senior to Series B Preferred Stock; (iv) increase or decrease the authorized number of shares of the Series B Preferred Stock; (v) purchase, redeem or otherwise acquire for value any shares of any class of our capital stock; (vi) merge or consolidate into or with any other corporation or sell, assign, lease, pledge, encumber or otherwise dispose of all or substantially all of our assets or those of any subsidiary; (vii) voluntarily or involuntarily liquidate, dissolve or wind up our company or our business; (viii) pay or declare dividends on any capital stock other than the Preferred Stock, unless the Series B Preferred Stock share ratably in such dividend and all accrued dividends payable with respect to the Series B Preferred Stock have been paid prior to the payment or declaration of such dividend; (ix) acquire an equitable interest in, or the assets or business of any other entity in any form of transaction; (x) create or commit us to enter into a joint venture, licensing agreement or exclusive marketing or other distribution agreement with respect to our products, other than in the ordinary course of business; (xi) permit us or any subsidiary to sell or issue any security of such subsidiary to any person or entity other than us; (xii) enter into, create, incur, assume or guarantee any indebtedness for borrowed money of any kind (other than indebtedness existing on the initial closing date and approved by Series B Holders); (xiii) enter into, create, incur or assume any liens of any kind (other than certain permitted liens); (xiv) issue any common stock equivalents; (xv) increase the number of shares of our common stock that may be issued pursuant to options, warrants or rights to employees, directors, officers, consultants or advisors above 1,500,000 (subject to customary anti-dilution protection adjustments).

Series C Super Dividend Preferred Stock

Liquidation Preference. In the event of our liquidation, dissolution or winding down, either voluntarily or involuntarily, holders of our Series C Preferred Stock will receive $10,000 per share plus accrued and unpaid dividends, payable prior and in preference to any distributions to the holders of our common stock but after and subordinate to our Series A Preferred Stock and Series B Preferred Stock.

Dividends. Holders of our Series C Preferred Stock or of any Series C Preferred Stock Post Conversion Dividend Rights, as defined below under “Post Conversion Dividend,” are entitled to receive, and we are obligated to pay, cumulative non-compounding dividends at the rate per share of Series C Preferred Stock equal to the greater of (i) 6% per annum of the initial purchase price (the “Floor”) or (ii) the product of (A) the Applicable Percentage (defined below) of net sales of the Company’s DAVANAT® product generated during the applicable dividend period multiplied by (B), the fraction of (I) one (1) dividend by (II) the sum of the total number of shares of Series C Preferred Stock issued and outstanding on the dividend payment date plus the total number of Series C Preferred Stock Post Conversion Dividend Rights issued and outstanding on the dividend payment date. Applicable Percentage means, as to each share of Series C Preferred Stock, 2.5% (0.5625% based on 225 shares issued and outstanding) until total dividends are equal to the total investment in the shares of the Series C Preferred Stock, and 1.25% (0.28125% based on 225 shares issued and outstanding) thereafter. “Applicable Percentage” means, as to each share of our Series C Preferred Stock, 2.5% until total dividends are equal to the total investment in the shares of the Series C Preferred Stock, and 1.25% thereafter. Such dividends are payable at our option either in cash or in shares of our common stock valued at the higher of (i) $0.50 per share or (ii) the average market price for the 10 consecutive trading days ending immediately prior to the dividend payment date.

Conversion. Each holder of shares of Series C Preferred Stock may convert, at any time, all, but not less than all, of such shares plus accrued and unpaid dividends into shares of our common stock at the price of $1.00 per share of common stock, subject to adjustment in certain events. Subject to the continuing obligation to pay post conversion dividends, as described below under “Post Conversion Dividend,” we may cause the conversion of all, but not less than all, of the then outstanding shares of Series C Preferred Stock (plus all accrued and unpaid dividends) into common stock, at the applicable conversion price, at any time after the closing price of the common stock is not less than $3.00 per share for 15 consecutive trading days.

Post Conversion Dividend: In the event that the shares of Series C Preferred Stock are converted into common stock by us or a Series C Holder, as the case may be, before the Series C Holder has received the Maximum Payout (defined below), with respect to each such share, simultaneously with such conversion, we will issue to the Series C Holder one Series C Post conversion dividend right, or Post Conversion Dividend Right, for each share of Series C Preferred Stock converted. Each Post Conversion Dividend Right will entitle the holder to receive the dividends described above under “Dividends,” but without the 6% Floor. “Maximum Payout” means, as to each share of Series C Preferred Stock, dividends paid in respect of such share of Series C Preferred Stock having an aggregate value of $100,000.

Redemption. In the event of a sale of the company, we will redeem all of the then outstanding shares of Series C Preferred Stock and Post Conversion Rights for the Redemption Price (defined below), within thirty days after the transaction. The price to redeem a share of Series C Preferred Stock, or the Redemption Price, and each redeemed Post Conversion Right will be equal to (i) (A) the applicable return on investment percentage, or ROI Percentage, increased incrementally on an annual basis, multiplied by (B) $10,000, minus (ii) the cumulative dividends received through the date of redemption. The Redemption Price shall be payable at our option either in cash or in shares of common stock valued at the higher of (i) $0.50 per share or (ii) the average market price for the ten consecutive trading days ending immediately prior to the date of redemption. The ROI Percentage shall mean the percentage that applies as of the redemption date, as follows:

ROI Percentage
200%	before the second anniversary of the date of issuance;
250%	on or after the second anniversary of the date of issuance,
300%	on or after the third anniversary of the date of issuance,
350%	on or after the fourth anniversary of the date of issuance,
400%	on or after the fifth anniversary of the date of issuance,
450%	on or after the sixth anniversary of the date of issuance,
500%	on or after the seventh anniversary of the date of issuance, and
550%	on or after the eighth anniversary of the date of issuance.

Voting Rights. The Series C Preferred shares have no voting rights.

Except for shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, there are no other shares of preferred stock outstanding as of the date of this prospectus.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share, and the purchase price;

•	the dividend rate(s), period(s), and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into Pro-Pharmaceuticals common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution, or winding up of the affairs of Pro-Pharmaceuticals; and

•

any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution, or winding up of Pro-Pharmaceuticals.

Transfer Agent and Registrar. The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants, preferred stock, common stock, or any combination thereof. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including, as applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of preferred stock or common stock or principal amount of debt securities purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the price at which each share of preferred stock or common stock purchasable upon exercise of the warrants may be purchased or the manner of determining such price;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time we offer and sell securities, we will provide a prospectus supplement that will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price of the securities;

•	any discounts, commissions or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters or dealers may offer and sell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any securities, the securities will be acquired by such underwriters or dealers for their own account and may be resold from time to time in one or more transactions described above. We may offer the securities to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters or dealers. Subject to certain conditions, the underwriters or dealers will be obligated to purchase all the securities of the series offered by the prospectus supplement. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter or dealer.

We may use underwriters with whom we have a material relationship. We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Unless the prospectus supplement states otherwise, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The prospectus supplement will set forth the conditions to these contracts and any commissions we pay for solicitation of these contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by McCarter & English, LLP of Boston, Massachusetts.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2010, incorporated by reference in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of and for the year ended December 31, 2009, incorporated by reference in this Prospectus and Registration Statement have been audited by Caturano and Company, P.C. (whose name has been changed to Caturano and Company, Inc.), an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the Public Reference Room (Room 1580), 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (www.sec.gov) that contains the reports, proxy and information statements, and other information that we file electronically with the SEC.

Our internet address is www.pro-pharmaceuticals.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 as amended prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 15, 2011;

•	Our Current Reports on Form 8-K filed with the SEC on January 6, 2011, January 14, 2011, January 27, 2011; February 10, 2011, March 9, 2011, and March 14, 2011.

•

The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 9, 2003, including any amendments or reports filed for the purpose of updating that description.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Pro-Pharmaceuticals, Inc.

7 Wells Avenue

Newton, Massachusetts 02459

Attention: Anthony D. Squeglia, Chief Financial Officer

Tel.: (617) 559-0033

E-mail: squeglia@pro-pharmaceuticals.com

Novel Therapies for Large Unmet Medical Needs

GM-CT-01 Reverses “Galectin Effect” Stimulating the Immune System to Attack Tumors

GR-MD-02 Reverses Liver Fibrosis in Pre-Clinical Animal Models—A Deadly Disease With No Current Therapies

1,159,445 Units

Prospectus Supplement

Aegis Capital Corp

March 22, 2012